EXECUTIVE COMPENSATION AGREEMENT

This EXECUTIVE COMPENSATION AGREEMENT (the “Agreement”), dated as of July 17, 2008 (the “Effective Date”), is entered into by and between PET EXPRESS SUPPLY, INC., a Nevada corporation with offices located at 59 West 19th Street, 6th Floor, New York, New York 10011 (“Company”), on the one hand, and JONATHAN BOMSER, the Chief Executive of Company (“Executive”).

WHEREAS, Company has employed Executive as its Chief Executive Officer, pursuant to the Employment Agreement dated as of June 15, 2007, between the C J Vision Enterprises, Inc. (“C J Vision”) and the Executive, as amended by the First Amendment of Employment Agreement dated January 2, 2008 between C J Vision and Executive (collectively, the “Employment Agreement”), which Employment Agreement was assigned by C J Vision to Company and has been assumed by Company pursuant to the Assignment and Assumption Agreement dated July 17, 2008 between C J Vision and Company.

WHEREAS, Company desires to provide additional incentive compensation to Executive in connection with his services which are over and above the duties and responsibilities set forth in his Employment Agreement, with such additional services likely having the outcome of increasing Company’s valuation; and

WHEREAS, Executive desires to provide such services to Company pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

1.  Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall be co-terminous with the term of the Employment Agreement.

2.  Compensation.

(a) (i) In consideration for the services to be rendered by Executive hereunder , including cooperation with one or more potential Transaction Parties, which constitute further duties and responsibilities in addition to his operational and other duties set forth in the Employment Agreement, Company shall pay to Executive additional compensation in the form of a Fee (as defined below in Section 2(a)(ii) below), solely in connection with a “Qualifying Transaction” (as defined in Section 2(b)(i) below).

(ii) As used herein, the “Fee” shall mean a payment (in cash or in kind, as provided in Section 2(b)(v) below) with respect to each Qualifying Transaction equal to the following percent of the “Transaction Proceeds” (as defined in Section 2(b)(iii) below) from such Qualifying Transaction:

•	Five percent (5%) of the first Ten Million Dollars ($10,000,000)

•	Four percent (4%) of the second Ten Million Dollars ($10,000,000)

•	Two and one-half percent (2½%) of the next Eighty Million Dollars ($80,000,000)

less the amount of any other fee or commission arrangement approved by Executive with respect to such Qualifying Transaction. For the avoidance of doubt, no Fee shall be paid to Executive with respect to Transaction Proceeds in excess of One Hundred Million Dollars $100,000,000. If more than one Qualifying Transaction should occur during the Term, the Transaction Proceeds with respect to all of the Qualifying Transactions shall be aggregated for purposes of computing the Fee payable to Executive.

(b) (i) As used herein, a “Qualifying Transaction” shall mean: (A) a “Transaction” (as defined in Section 2(b)(ii) below) between Company Party (as hereinafter defined) and a third party purchaser (the “Transaction Party”) that is consummated at any time during the Term hereof or within twelve months after the expiration or termination of the Term hereof, provided Company Party signs a purchase agreement, letter of intent, agreement in principle, expression of interest or similar document with the Transaction Party during the Term hereof; or (B) a Transaction between Company Party and a Transaction Party that is consummated during the Term (whether or not Company Party has previously signed a purchase agreement, letter of intent, agreement in principle, expression of interest or similar document with the Transaction Party); provided that none of the transactions consummated pursuant to the Exchange Agreement dated July 17, 2008 by and among Company, C J Vision and the other parties thereto, or the Loan and Security Agreement dated July 17, 2008 by and among Company, C J Vision, and the other parties thereto.

(ii) As used herein, a “Transaction” shall mean any transaction whereby, directly or indirectly, a Transaction Party purchases all or a major portion of Company, whether through a purchase of all or substantially all or a major portion of Company’s assets, capital stock or other equity securities, or effects a merger, reorganization, consolidation or other business combination with Company or any subsidiary or division of Company.

(iii) As used herein, “Transaction Proceeds” means all consideration paid by any purchaser to Company Party, including collectively, and without duplication: (A) the aggregate amount of the cash proceeds delivered to Company Party by the Transaction Party in connection with the Transaction, plus (B) the value of any non-cash consideration delivered to Company Party by the Transaction Party in connection with the Transaction. Transaction Proceeds shall include, without limitation, any deferred Transaction Proceeds to be paid, delivered, assumed, acquired, remaining, outstanding, or retired after the closing of a Transaction, but having a value that is readily determinable at the time of closing of the Transaction (i.e., pursuant to an installment payment, promissory note or similar arrangement, in which event the value thereof shall be the face amount of such payment obligation plus the amount of any interest payable with respect thereto); and Transaction Proceeds shall also include any payments made to equity holders of the Company Party other than Executive. Notwithstanding the foregoing, Transaction Proceeds shall not include any deferred proceeds based on a contingency, including without limitation, royalties, residuals, earn-outs and similar types of contingent proceeds whose value is not readily determinable at the time of closing of the Transaction.

(iv)  As used herein, “Company Party” shall mean Company and its shareholder(s), parent(s), affiliate(s), division(s) and/or any other party authorized to sell the stock, business or assets of the Company).

(v)  The Fee shall be disbursed by or as directed by Company to Executive at the time of the consummation of the Qualifying Transaction (the “Closing”) of each Transaction at the same time any Transaction Proceeds are paid to Company Party, including with respect to any deferred Transaction Proceeds having a value that is readily determinable at the time of closing of the Transaction (i.e., pursuant to an installment payment, promissory note or similar arrangement, in which event the value thereof shall be the face amount of such payment obligation plus the amount of any interest payable with respect thereto). The Fee shall be in cash, except that, if non-cash consideration is paid to Company Party, the Fee shall be paid to Executive in the same non-cash consideration. Company shall furnish Executive with copies of closing statements, the Closing Memorandum and other pertinent information regarding any Qualifying Transaction within 5 or 10 days of the Closing.

3. Amendments. No amendment, supplement or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Executive and Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

4.  Successors and Assigns. This agreement shall be binding on and inure to the benefit of Company, executive, and its/their/his successors, assigns and/or heirs

5.  Time of the Essence. Time is of the essence in this agreement.

6. Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.

7. Entire Agreement. This Agreement and the Employment Agreement set forth the entire agreement of the parties hereto with regard to the subject matter hereof, and this Agreement supersedes and replaces the Executive Compensation Agreement dated as of January 22, 2008 between the Executive and C J Vision, and all other prior agreements, understandings and representations, oral or written, other than the Employment Agreement, with regard to such matters.

8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PET EXPRESS SUPPLY, INC.

By:
Emanuel Gerard
Chairman

EXECUTIVE:

JONATHAN BOMSER